Exhibit 99.1

CONSENT OF ROBERT A. STANGER & CO., INC.

We hereby consent to the inclusion of direct investment industry data prepared by us and to all references to our firm in the Registration Statement on Form S-1 (Reg. No. 333-186819) of RCS Capital Corporation.

ROBERT A. STANGER & CO., INC.

By:	/s/ Robert A. Stanger & Co., Inc.
Robert A. Stanger & Co., Inc.

Dated: May 9, 2013